EXHIBIT 99.1

Contact: Geoffrey Buscher SBG Investor Relations 508-532-1790 IR@xerium.com

XERIUM TECHNOLOGIES COMPLETES BALANCE SHEET RESTRUCTURING

Company’s Pre-Packaged Plan of Reorganization Declared Effective

RALEIGH, N.C., May 25, 2010 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and rolls used primarily in the paper production process, announced that its pre-packaged chapter 11 plan of reorganization has become effective as of today. The Company, which had filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code on March 30, 2010, previously announced that the U.S. Bankruptcy Court for the District of Delaware confirmed its plan of reorganization on May 12, 2010. As anticipated, the entire court process was completed in less than two months.

“We are delighted that we have emerged from our pre-packaged restructuring in such a quick and efficient manner,” commented Stephen R. Light, President, Chief Executive Officer and Chairman. “Today’s events mark a very important milestone for Xerium, as we now put this process behind us and move forward with continuing to deliver exceptional customer service and high quality products to our customers, while we remain focused on our new product initiatives and opportunities to grow our business.”

“We thank our customers and suppliers for their loyalty and commitment to us during this period. We also thank our lenders, equity shareholders, employees and everyone involved in helping us get to where we are today. We have come through this process with a stronger balance sheet, and we are eager to continue forward as a far more competitive enterprise.”

In connection with the Company’s plan of reorganization, declared effective as of today:

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The Company has exchanged approximately $620 million of existing debt for approximately $10 million in cash, $410 million in new term loans maturing in 2015, and approximately 82.6% of the common stock of Xerium.

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Shares of the Company’s common stock held prior to today’s effective date have been cancelled and replaced with shares of new common stock that will commence trading on the New York Stock Exchange under the existing ticker symbol “XRM.” A total of 20 million shares of new common stock have been authorized. Shareholders of record prior to the effective date will receive new common shares representing approximately 17.4% of the issued and outstanding shares, which is equivalent to a 20-to-1 reverse split of the Company’s cancelled common stock. Shareholders of record will also receive four-year warrants to purchase up to an additional 10% of the fully diluted and outstanding shares of new common stock on the effective date.

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The Company has obtained a financing facility providing revolving loans of up to $20 million and a term loan of $60 million, to be used to fund its emergence from chapter 11 and provide ongoing working capital requirements.

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The Company’s newly reconstituted Board of Directors takes effect and consists of seven directors, including President, CEO and Chairman Stephen Light, one director who was nominated by the Company’s former Board of Directors, and five directors who were nominated by certain of the Company’s lenders.

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The Company remains in ongoing discussions with the New York Stock Exchange’s NYSE Regulation, Inc. (“NYSER”) regarding its financial status and the listing status of its common stock. On May 18, 2010, prior to completing the financial restructuring, the Company was notified by NYSER that it had regained compliance with NYSE’s 30-trading-day $1 minimum share price standard for continued listing of its common stock, and the Company expects to remain in compliance with this standard as a result of the financial restructuring. The Company has until June 29, 2010 to regain compliance with either the NYSE’s revised $50 million market capitalization or $50 million stockholders’ equity requirement. Based on current information and circumstances, the Company anticipates that with its financial restructuring complete, the Company will be able to maintain the required thresholds and regain compliance within the applicable timeframe.

More information on the Company’s now-effective plan of reorganization is available at http://www.xerium.com/restructuring33110/ or www.xeriuminfo.com. Parties who have additional questions regarding Xerium’s chapter 11 filing or emergence may contact the Company’s Information Hotline at 888-369-8914. All media inquiries should be referred to Geoffrey Buscher at 1-508-532-1790, or email IR@xerium.com.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 32 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,300 employees. For more information, visit http://www.xerium.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) the Company’s ability to achieve full compliance with NYSE continued listing standards or otherwise maintain its NYSE listing status; (2) management of cash resources; (3) restrictions imposed by, and as a result of, the Company’s substantial leverage; (4) the Company’s ability to obtain and maintain normal terms with customers, suppliers and service providers and to retain key executives, managers and employees; (5) the effects of the global economic crisis and associated unpredictable market conditions; (6) the rate of market improvement in the industry occurring slower than expected; (7) the Company’s ability to successfully implement its plans regarding new product development and expansion and (8) the other risks and uncertainties discussed elsewhere in this press release, the Company’s Form 10-K for the year ended December 31, 2009, and its subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects the Company’s current views with respect to future events. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, the Company is subject to substantial risks and uncertainties related to the current economic downturn and our credit issues, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

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